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                                                                    EXHIBIT 6.21



                  ADDENDUM #1 TO THE BRIDGE LOAN AND CONSULTING
                 AGREEMENT ENTERED INTO ON _______________, 1995 BY AND BETWEEN PACIFIC ACQUISITION GROUP, INC.
                     AND AMERICAN INDEPENDENT NETWORK, INC.


        This Addendum (the "Addendum") to the Bridge Loan and Consulting Agreement (the "Agreement") is entered into by and between Pacific Acquisition Group, Inc. ("PAG"), a Colorado corporation, and American Independent Network, Inc. ("AIN"), a Delaware corporation, as of this ____ day of ___________, 1996. ("PAG" and "AIN" collectively referred to hereinafter as the "Parties").

                                    RECITALS

        WHEREAS, it is the intent of both PAG and AIN to modify the terms of the Bridge Loan and Consulting Agreement (the "Agreement") executed by the Parties on ___________, 1995;

        WHEREAS, AIN is seeking to raise an additional Two Million Dollars ($2,000,000) in capital through the issuance of equity securities (the "Shares"), pursuant to a Private Offering in the same amount scheduled to commence in June/July, 1996;

        WHEREAS, PAG is willing to provide introductions to both Broker-Dealers and suitable investors in connection with the placement of $2,000,000 of Shares;

        THEREFORE, AIN hereby engages the services of PAG for the purpose set forth above, and in consideration of the mutual promises contained herein, the Parties agree as follows:

        1. Within ten days of terminating the Two Million Dollar ($2,000,000) private equity offering, AIN shall issue to PAG a Common Stock Certificate evidencing ownership of 2% of the issued and outstanding Capital Stock of AIN. Such stock issuance shall be exclusive of the issuance to PAG of 4.9% of AIN Capital Stock as provided in the Agreement; and

        2. In the event less than Two Million Dollars ($2,000,000) is raised, the 2% distribution of Common Stock referred to above shall be reduced based on the following formula:

               a. The actual amount raised in the Two Million Dollar ($2,000,000) Private Offering divided by $2,000,000. For example, if $1,000,000 is raised, PAG would receive Common Stock equal to 1% of the issued and outstanding Capital Stock of AIN.




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        For the purposes of this Addendum, the term "Capital Stock" shall have the same meaning as set forth in the Agreement.

        IN WITNESS WHEREOF, this Addendum has been executed as of the date first set forth above.

AMERICAN INDEPENDENT NETWORK, INC.




By: _______________________________


Its: ______________________________


PACIFIC ACQUISITION GROUP, INC.




By: _______________________________
        James E. Hock, Jr.
        President